Exhibit 2.4

PRIVATE AGREEMENT FOR THE SALE AND PURCHASE OF COMPANY SHARES

(with commitment to formalize in a public deed)

In Seville, on October 17, 2025

BETWEEN

1)	BLACKBERRY AIF S.L., with tax ID B-55434377, having its registered address at C/ Virgen de Luján nº 48 Ground Floor B right, 41011 Seville, represented by Mr. José Antonio Mora Góngora, of legal age, , hereinafter referred to as the SELLER.
2)	DC Estates Solutions Cayman Limited., a company incorporated under the laws of the Cayman Islands, with registered office at P.O Box 1801,13, Genesis Close,Grand Cayman, Cayman islands, KY1 1109, represented by Mr. Simon Wajcenberg, with sufficient powers to bind it to this agreement, hereinafter referred to as the BUYER.

Both parties, hereinafter jointly referred to as the “Parties”, mutually acknowledge that they have the legal capacity to enter into this agreement and to proceed with its execution, and for this purpose

RECITALS

1.	The SELLER is the full owner of 100% of the shares of five Spanish limited liability companies (the “SPVs” or “Vehicle Companies”), recently incorporated, which carry out Data Center and BESS projects, with the details set forth in Annex I.
2.	The assets, contracts, permits, licenses, concessions, connection rights, and other rights related to the projects have been transferred to these SPVs and are currently in the process of being registered with the Commercial Registry, a procedure expected to be completed within a maximum period of four (4) weeks from the date of this agreement.
3.	The BUYER has expressed its interest in acquiring 100% of the shares of these SPVs, committing to pay the agreed amounts and to appear before a Spanish Notary to formalize the sale by public deed, once the registry procedures have been completed.
4.	Both Parties wish to set forth in this private agreement the essential elements of the transaction (payments made, future commitments), with the condition of formalizing it in a public deed within a maximum period of six (6) weeks.

Therefore, they agree as follows:

CLAUSES

1.Object

The SELLER sells and transfers to the BUYER, and the BUYER purchases, 100% of the shares of the five SPVs detailed in Annex I, free of liens, encumbrances, and restrictions, together with all rights, contracts, permits, licenses, and assets related to the corresponding projects.

2. Price and Payment Method

1.	The BUYER acknowledges having already paid the SELLER the sum of USD 250,000 on September 19, 2025, as the first payment.
2.	Upon the execution of this private agreement, the BUYER shall pay a second amount of USD 250,000 to the SELLER.
3.	The remaining amounts, as well as the issuance of shares, bonds, ratchet mechanisms, post-closing adjustments, and other compensations, shall be governed by additional private agreements to be executed by the Parties within an agreed timeframe, which may be incorporated as annexes or separate agreements, and not through the public deed of sale.

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3. Formalization in a Public Deed

1.	The Parties expressly undertake to appear before Spanish Notary Mr. Gonzalo García Manrique, located at Avda. San Francisco Javier, Edif. Sevilla 2, 1st Floor, 41018 Seville (Spain), to formalize in a public deed the agreed sale, once the SPVs are duly registered with the Commercial Registry.
2.	Such execution shall take place within a maximum period of six (6) weeks from the date of this agreement, except in cases of justified force majeure.
3.	At the notarial act, the Parties shall ratify the terms agreed herein, appoint their representatives, and proceed with the effective transfer of the shares.

4. Resolutive Condition. This agreement shall be automatically terminated under the following circumstances:

a)  If the BUYER does not make the second payment of USD 250,000 upon execution of this private agreement.

b)  If the public deed is not executed within the maximum period of six (6) weeks due to a cause attributable to the BUYER.

c)  If, during the interim period, a Due Diligence reveals defects, hidden liabilities, or material breaches that prevent the transfer.

In the event of termination, USD 250,000 shall be considered penalty deposit (arras penitenciales), pursuant to Article 1454 of the Spanish Civil Code, unless the Parties agree in writing on their return or another form of compensation.

5. Representations and Warranties

The SELLER declares and guarantees that:

•	They are the lawful owner of 100% of the shares of the SPVs subject to this agreement.
•	Such shares are free of liens, encumbrances, and restrictions.
•	The assets, permits, contracts, and licenses related to the projects have been duly transferred.
•	There are no pending or hidden litigation, sanctions, administrative, tax, or labor claims.
•	The only activity carried out by the SPVs to date is that related to the projects detailed in Annex I.

6. Expenses and Taxes

1.	The costs arising from this private agreement shall be borne by each Party in accordance with applicable law.
2.	Notarial and registry expenses arising from the execution of the public deed of sale shall be borne by the BUYER, except for taxes corresponding to the SELLER’s capital gains.

7. Addresses and Notices

For the purposes of notifications:

•	SELLER: C/ Virgen de Luján nº 48, Ground Floor Right, 41011 Seville, Spain.
•	BUYER: P.O Box 1801,13, Genesis Close, Grand Cayman, Cayman islands, KY1 1109

Any change of address must be notified in writing to the other Party.

8. Governing Law and Jurisdiction

This agreement shall be governed by Spanish law.

The Parties submit to the Courts and Tribunals of Seville for any disputes that may arise, waiving any other jurisdiction they may be entitled to.

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In witness whereof, the Parties sign this agreement in duplicate:

For the SELLER

BLACKBERRY AIF S.L.

José Antonio Mora Góngora

(Signature)

For the BUYER

DC Estates Solutions Cayman Limited.

Simon Wajcenberg

(Signature)

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ANNEX I

Vehicle Companies (SPVs) Subject to the Sale

Nº	Companies (SPVs)	Tax ID	Associated Project/ Typed
1	DC Estate Malpica SL	B-23918386	Data Center / Malpica project
2	DC Estate Córdoba SL	B-23918402	BESS / Córdoba project
3	DC Estate Cáceres SL	B-23918394	BESS / Cáceres project
4	DC Estate Vianos SL	B-23918352	Data Center / Vianos project
5	DC Estate Torrecampo SL	B-23918378	Data Center / Torrecampo project

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